Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Reports Fourth Quarter and Full Year

2013 Financial Results

Generates Cash Flow Available for Distribution and Reinvestment of $9.9 Million for Fourth

Quarter Ended December 31, 2013 and $73.5 Million for Full Year 2013

Westport, Conn., March 11, 2014 – Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three and twelve months ended December 31, 2013.

Fourth Quarter 2013 Highlights

•	Generated Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $9.9 million for the fourth quarter of 2013 and $73.5 million for the full year 2013;

•	Reported a net loss of $5.1 million for the fourth quarter of 2013 and net income of $78.8 million for the full year 2013; and

•	Paid a fourth quarter 2013 cash distribution of $0.36 per share in January 2014, bringing cumulative distributions paid to $10.3152 per share since CODI’s IPO in May of 2006.

“During 2013, CODI generated Cash Flow of $73.5 million as we maintained our focus on leveraging the leadership position and comparative financial strength of our subsidiary businesses,” stated Alan Offenberg, CEO of Compass Diversified Holdings. “We are pleased by the record full year results posted by our Liberty Safe and Ergobaby subsidiaries. Although Cash Flow for the fourth quarter and full year 2013 was reduced due in large part to the exclusion of the results from our FOX subsidiary upon completion of its IPO in the third quarter, CODI generated substantial debt and equity proceeds from this offering while maintaining a majority interest in FOX, further strengthening our liquidity position. Additionally, we continued to reinvest in the long-term performance of our existing family of businesses as capital expenditures for 2013 increased year-over-year by more than 10% to $20.4 million.”

Mr. Offenberg added, “Going forward, with considerable cash on hand, availability under our revolving credit facility and a significant remaining ownership position in FOX, we will continue to actively pursue acquisitions of new platform companies utilizing our disciplined approach to valuation and diligence. Management is committed to capitalizing on both organic and acquisition-related growth opportunities that create value for our owners while delivering a steady stream of cash distributions as we have consistently done since going public. With the underlying fundamentals and future prospects intact for our diverse mix of leading middle market businesses combined with a strong balance sheet, CODI remains well positioned for 2014, and beyond.”

Operating Results

CODI reported Cash Flow (see note regarding use of Non-GAAP Financial Measures below) of $9.9 million for the quarter ended December 31, 2013, as compared to $14.9 million for the prior year comparable quarter. CODI’s weighted average number of shares outstanding for both the quarter ended December 31, 2013 and December 31, 2012 was approximately 48.3 million.

Cash Flow for the fourth quarter of 2013 reflects year-over-year growth in the Company’s Ergobaby and Arnold Magnetic businesses, offset by the Company’s CamelBak business. The year-over-year comparison of CamelBak’s performance for the quarter ended December 31, 2013 was adversely affected by the fulfillment of a contract with the U.S. Marine Corps that was completed in the first quarter of 2013 as well as reduced demand from the U.S. Military resulting from the continued drawdown of combat troops. Additionally, Cash Flow for the fourth quarter of 2013 excluded results from the Company’s FOX subsidiary, which completed its initial public offering (IPO) on August 13, 2013. As a result of this offering, FOX is no longer included in CODI’s calculation of CAD. Based on the Company’s debt and equity interests in FOX, CODI generated total net proceeds of approximately $142.4 million from the IPO and continues to hold a majority ownership in FOX.

For the year ended December 31, 2013, CODI reported Cash Flow of $73.5 million, as compared to $77.7 million for the year ended December 31, 2012. CODI’s weighted average number of shares outstanding for the twelve month periods ended December 31, 2013 and December 31, 2012 was approximately 48.3 million.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled more than $270 million since going public in 2006.

The net loss for the quarter ended December 31, 2013 was $5.1 million, as compared to a net loss of $5.2 million for the quarter ended December 31, 2012. During the fourth quarter ended December 31, 2013, CODI recorded a $12.0 million non-cash impairment charge for the Company’s Tridien Medical subsidiary, reflecting a decline in the estimated current fair market value for this subsidiary.

For the year ended December 31, 2013, CODI reported net income of $78.8 million, which included a $61.3 million supplemental put expense reversal in connection with the previously announced termination of the Supplemental Put Agreement in July 2013. For the year ended December 31, 2012, CODI reported net income of $4.3 million.

Liquidity and Capital Resources

As of December 31, 2013, CODI had approximately $113.2 million in cash and cash equivalents, $279.8 million outstanding on its term loan facility and no outstanding borrowings under its $320 million revolving credit facility. The Company has no significant debt maturities until 2017 and had borrowing availability of approximately $318 million at December 31, 2013 under its revolving credit facility.

Fourth Quarter 2013 Distribution

On January 9, 2014, CODI’s Board of Directors declared a fourth quarter distribution of $0.36 per share. The cash distribution was paid on January 30, 2014 to all holders of record as of January 23, 2014. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $10.3152 per share.

Conference Call

Management will host a conference call on Wednesday, March 12, 2014 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (888) 576-4387 and the dial-in number for international callers is (719) 325-2429. The access code for all callers is 2720511. A live webcast will also be available on the Company’s website at www.compassdiversifiedholdings.com.

A replay of the call will be available through March 19, 2014. To access the replay, please dial (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and then enter the access code 2720511.

Note Regarding Use of Non-GAAP Financial Measures

CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the Attached Schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its eight current businesses is a leader in their niche market.

CODI maintains controlling ownership interests in each of its businesses in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its businesses, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its businesses to invest in the long-term growth of the Company and to make cash distributions to its owners.

Our businesses are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.tridien.com);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies, www.arnoldmagnetics.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby, www.ergobaby.com);

•	The design and manufacture of high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles (FOX, www.ridefox.com);

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com).

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings

Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$113,229	$18,241
Accounts receivable, less allowance of $3,424 and $3,049	111,736	100,647
Inventories	152,948	127,283
Prepaid expenses and other current assets	21,220	21,488

Total current assets	399,133	267,659
Property, plant and equipment, net	68,059	68,488
Goodwill	246,611	257,527
Intangible assets, net	310,359	340,666
Deferred debt issuance costs, net	8,217	8,238
Other non-current assets	12,534	12,623

Total assets	$1,044,913	$955,201

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$118,129	$100,346
Due to related party	4,528	3,765
Current portion of supplemental put obligation	—	5,185
Current portion, long-term debt	2,850	2,550
Other current liabilities	4,623	1,953

Total current liabilities	130,130	113,799
Long-term debt	280,389	267,008
Supplemental put obligation	—	46,413
Deferred income taxes	60,024	63,982
Other non-current liabilities	5,435	7,787

Total liabilities	475,978	498,989
Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 48,300 shares issued and outstanding at 12/31/13 and 12/31/12	725,453	650,043
Accumulated other comprehensive income (loss)	693	(132)
Accumulated deficit	(252,761)	(235,283)

Total stockholders’ equity attributable to Holdings	473,385	414,628
Noncontrolling interests	95,550	41,584

Total stockholders’ equity	568,935	456,212

Total liabilities and stockholders’ equity	$1,044,913	$955,201

Compass Diversified Holdings

Condensed Consolidated Statements of Operations

(in thousands, except per share data)	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012	Year Ended December 31, 2013	Year Ended December 31, 2012
Net sales	$232,685	$218,150	$985,539	$884,721
Cost of sales	163,056	150,831	679,708	605,867

Gross profit	69,629	67,319	305,831	278,854
Operating expenses:
Selling, general and administrative expense	43,067	41,385	167,738	161,141
Supplemental put expense (reversal)	—	9,604	(45,995)	15,995
Management fees	4,990	4,339	18,632	17,633
Amortization expense	7,248	7,629	29,632	30,268
Impairment expense	12,018	—	12,918	—

Operating income	2,306	4,362	122,906	53,817
Other income (expense):
Interest income	4	3	39	54
Interest expense	(4,775)	(5,395)	(19,415)	(25,055)
Amortization of debt issuance costs	(570)	(485)	(2,123)	(1,811)
Loss on debt extinguishment	—	—	(1,785)	—
Other income (expense), net	14	40	(77)	(183)

Income (loss) from continuing operations before income taxes	(3,021)	(1,475)	99,545	26,822
Provision for income taxes	2,041	3,950	20,729	21,069

Income (loss) from continuing operations	(5,062)	(5,425)	78,816	5,753
Loss from discontinued operations, net of income tax	—	—	—	(1,168)
Gain (loss) on sale of discontinued operations, net of income tax	—	219	—	(245)

Net income (loss)	(5,062)	(5,206)	78,816	4,340
Net income from continuing operations attributable to			—
noncontrolling interest	1,286	1,512	10,752	8,508
Loss from discontinued operations attributable to noncontrolling interest	—	—	—	(226)

Net income (loss) attributable to Holdings	$(6,348)	$(6,718)	$68,064	$(3,942)

Basic and diluted net income (loss) per share	$(0.47)	$(0.14)	$1.05	$(0.08)

Basic and fully diluted weighted average number of
shares outstanding	48,300	48,300	48,300	48,300

Cash distributions declared per share	$0.36	$0.36	$1.44	$1.44

Compass Diversified Holdings

Condensed Consolidated Statements of Cash Flows

(in thousands)	Year Ended December 31, 2013	Year Ended December 31, 2012
Cash flows from operating activities:
Net income	$78,816	$4,340
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of Staffmark	—	(219)
Loss on sale of Halo	—	464
Depreciation and amortization expense	46,227	49,450
Impairment expense	12,918	—
Unrealized loss on interest rate and foreign currency derivatives	130	2,175
Loss on extinguishment of debt	1,785	—
Amortization of debt issuance costs and original issue discount	3,366	4,169
Supplemental put expense (reversal)	(45,995)	15,995
Noncontrolling interests and noncontrolling stockholders charges	4,683	4,236
Deferred taxes	(5,257)	(2,060)
Other	(87)	986
Changes in operating assets and liabilities, net of acquisition:
Increase in accounts receivable	(10,988)	(2,137)
Increase in inventories	(24,454)	(13,703)
Increase in prepaid expenses and other current assets	(413)	(1,580)
Increase in accounts payable and accrued expenses	17,246	4,336
Payment of profit allocation	(5,603)	(13,886)

Net cash provided by operating activities	72,374	52,566

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(1,117)	(126,412)
Purchases of property and equipment	(20,410)	(18,546)
Proceeds from the FOX IPO	80,913	—
Proceeds from dispositions	2,760	66,709
Purchase of FOX common stock	—	(15,423)
Proceeds from sale leaseback transaction	4,108	—
Proceeds released from escrow related to Staffmark sale	—	8,355
Other	32	891

Net cash provided by (used in) investing activities	66,286	(84,426)

Cash flows from financing activities:
Net borrowing of debt	11,225	50,995
Redemption of CamelBak preferred stock	—	(48,022)
Debt issuance costs	(2,697)	(3,154)
Distributions paid	(69,552)	(69,552)
Net proceeds provided by noncontrolling interest	36,122	12,061
Net payments related to noncontrolling interest	(19,081)	(30,038)
Other	(139)	5,478

Net cash used in financing activities	(44,122)	(82,232)

Foreign currency impact on cash	450	(37)
Net increase (decrease) in cash and cash equivalents	94,988	(114,129)
Cash and cash equivalents — beginning of period	18,241	132,370

Cash and cash equivalents — end of period	$113,229	$18,241

Compass Diversified Holdings

Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment ("CAD")

(unaudited)

(in thousands)	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012	Year Ended December 31, 2013	Year Ended December 31, 2012
Net income (loss)	$(5,062)	$(5,206)	$78,816	$4,340
Adjustment to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	11,557	11,577	46,227	49,450
Impairment expense	12,018	—	12,918	—
Gain on sale of Staffmark	—	(219)	—	(219)
Loss on sale of Halo	—	—	—	464
Amortization of debt issuance costs	583	531	2,123	1,857
Unrealized loss on derivatives	62	67	130	2,175
Loss on extinguishment of debt	—	—	1,785	—
Amortization of original issue discount	294	361	1,243	2,312
Supplemental put expense (reversal)	—	9,604	(45,995)	15,995
Noncontrolling stockholders charges	1,316	986	4,683	4,236
Other	(276)	51	(87)	986
Deferred taxes	(3,136)	255	(5,257)	(2,060)
Changes in operating assets and liabilities	979	13,179	(24,212)	(26,970)

Net cash provided by operating activities	18,335	31,186	72,374	52,566
Plus:
Unused fee on revolving credit facility (1)	611	682	2,349	2,666
Successful acquisition expense (2)	—	(10)	—	5,201
HALO sale related expenses (3)	—	—	—	1,976
Changes in operating assets and liabilities	—	—	24,212	26,970
Less:
Maintenance capital expenditures (4)	4,251	3,722	14,208	10,998
FOX CAD (5)	3,845	—	11,189	—
Other	—	71	—	668
Changes in operating assets and liabilities	979	13,179	—	—

Estimated cash flow available for distribution and reinvestment	$9,871	$14,886	$73,538	$77,713

Distribution paid in April 2013/2012			$17,388	$17,388
Distribution paid in July 2013/2012			17,388	17,388
Distributions paid in October 2013/ 2012			17,388	17,388
Distributions paid in January 2014/ 2013	$17,388	$17,388	17,388	17,388

	$17,388	$17,388	$69,552	$69,552

(1)	Represents the commitment fee on the unused portion of the Revolving Credit Facility.
(2)	Represents transaction costs for successful acquisitions that were expensed during the period.
(3)	Represents transaction costs incurred related to the sale of HALO, net of the related income tax benefit.
(4)	Excludes growth capital expenditures of approximately $1.5 million and $5.4 million for the three months ended December 31, 2013 and December 31, 2012, respectively and $6.2 million and $7.5 million for the year ended December 31, 2013 and December 31, 2012, respectively.
(5)	Represents FOX CAD subsequent to IPO date. For the year ended December 31, 2013, the amount includes approximately $20.9 million of EBITDA, less: $6.7 million of cash taxes, $0.9 million of management fees and $1.8 million of maintenance capital expenditures. For the quarter ended December 31, 2013, the amount includes approximately $10.6 million of EBITDA, less: $4.5 million of cash taxes, $0.6 million of management fees and $1.5 million of maintenance capital expenditures.